Exhibit 10.2

RADIAN GROUP INC.
2014 EQUITY COMPENSATION PLAN
PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT

TERMS AND CONDITIONS
These Terms and Conditions (“Terms and Conditions”) are part of the Performance-Based Restricted Stock Unit Grant made as of July 9, 2015 (the “Grant Date”), by Radian Group Inc., a Delaware corporation (the “Company”), to S.A. Ibrahim, an employee of the Company or one of its Subsidiaries (the “Grantee”).
RECITALS
WHEREAS, the Radian Group Inc. 2014 Equity Compensation Plan (the “Plan”) permits the grant of Restricted Stock Units to employees, non-employee directors, independent contractors, consultants, and advisors of the Company and its Subsidiaries, in accordance with the terms and provisions of the Plan;
WHEREAS, the Company desires to grant Restricted Stock Units to the Grantee, and the Grantee desires to accept such Restricted Stock Units, on the terms and conditions set forth herein and in the Plan;
WHEREAS, the Restricted Stock Units granted pursuant to these Terms and Conditions shall vest based on the attainment of performance goals related to total shareholder return (“TSR”) and continued employment; and
WHEREAS, the applicable provisions of the Plan are incorporated into these Terms and Conditions by reference, including the definitions of terms contained in the Plan (unless such terms are otherwise defined herein).
NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:
1.Grant of Performance-Based Restricted Stock Units.
The Company hereby awards to the Grantee a target award of 119,940 Restricted Stock Units (hereinafter, the “Target Award”), subject to the vesting and other conditions of these Terms and Conditions.
2.    Vesting.
(a)    General Vesting Terms. Except as set forth in Sections 2(c) and 2(d) below, the Grantee shall vest in a number of Restricted Stock Units based on the attainment of the TSR performance goals described on Schedule A as of the end of the Performance Period (as defined below), provided that the Grantee remains employed by the Company or a Subsidiary through July 9, 2018 (the “Vesting Date”). The Performance Period is the period beginning on July 9, 2015 and ending on July 9, 2018. Except as specifically provided below in this Section 2, no Restricted Stock Units will vest for any reason prior to the Vesting Date, and in the event of a termination of the Grantee’s employment prior to the Vesting Date, the Grantee will forfeit to the Company all Restricted Stock Units that have not yet vested as of the termination date. Except as provided in Sections 2(c) and 2(d) below, if the TSR performance goals are not attained at the end of the Performance Period, the Restricted Stock Units will be immediately forfeited.
(b)    Retirement.
(i)    If the Grantee terminates employment during the Performance Period on account of the Grantee’s Retirement, the Grantee will not forfeit the Restricted Stock Units upon Retirement, and the Restricted Stock Units will continue to vest based on the attainment of the TSR performance goals described on Schedule A, except as provided in Sections 2(c) and 2(d) below.

(ii)    For purposes of these Terms and Conditions, “Retirement” shall mean the Grantee’s separation from service without Cause, other than on account of death or Disability (as defined below), (A) following the Grantee’s attainment of age 65 and completion of five years of service with the Company or a Subsidiary, or (B) following the Grantee’s attainment of age 55 and completion of 10 years of service with the Company or a Subsidiary.
(iii)    For purposes of these Terms and Conditions, “Cause” shall have the meaning given that term in the Grantee’s Employment Agreement with the Company dated as of November 12, 2014 (the “Employment Agreement”).
(c)    Death or Disability. In the event of the Grantee’s death or Disability while employed by the Company or a Subsidiary during the Performance Period, the Grantee’s Restricted Stock Units will automatically vest at the Target Award level on the date of the Grantee’s death or Disability, as applicable. If, following the Grantee’s termination of employment due to Retirement, the Grantee dies during the Performance Period, the Grantee’s Restricted Stock Units will automatically vest at the Target Award level on the date of the Grantee’s death. For purposes of these Terms and Conditions, the term “Disability” shall have the meaning given that term in the Grantee’s Employment Agreement.
(d)    Change of Control.
(i)    If a Change of Control occurs during the Performance Period, the Restricted Stock Units will vest at the Target Award level on the Vesting Date, provided that, except as set forth in subsections (ii), (iv) and (v) below, the Grantee remains employed by the Company or a Subsidiary through the Vesting Date. In no event shall vesting occur after the end of the Performance Period.
(ii)    Notwithstanding the foregoing, if, during the Performance Period, a Change of Control occurs and the Grantee’s employment with the Company and its Subsidiaries is terminated by the Company or a Subsidiary without Cause, or the Grantee terminates employment for Good Reason (as defined in, and determined under, the Employment Agreement), and the Grantee’s date of termination of employment (or in the event of the Grantee’s termination for Good Reason, the event giving rise to Good Reason) occurs during the period beginning on the date that is 90 days before the Change of Control and ending on the date that is one year following the Change of Control, the unvested Restricted Stock Units will automatically vest at the Target Award level as of the Grantee’s date of termination of employment (or, if later, on the date of the Change of Control).
(iii)    Notwithstanding the foregoing, if the Grantee’s employment terminates on account of Retirement before a Change of Control, and a Change of Control subsequently occurs during the Performance Period, the outstanding Restricted Stock Units will vest at the Target Award level on the Vesting Date (or on the Grantee’s date of death, if earlier).
(iv)    Notwithstanding the foregoing, if the Grantee’s employment terminates on account of Retirement on or after a Change of Control, the Restricted Stock Units will vest at the Target Award level on the Grantee’s Retirement date.
(e)    Cause. In the event the Grantee’s employment is terminated by the Company or a Subsidiary for Cause, all outstanding Restricted Stock Units held by the Grantee shall immediately terminate and be of no further force or effect.
(f)    Other Termination. Except as provided in Sections 2(b), 2(c), 2(d) and 2(e), in the event of a termination of employment, the Grantee will forfeit all unvested Restricted Stock Units. Except as provided in Section 2(b) or 2(d), no Restricted Stock Units will vest after the Grantee’s employment with the Company or a Subsidiary has terminated for any reason.
3.    Restricted Stock Units Account.

The Company shall establish a bookkeeping account on its records for the Grantee and shall credit the Grantee’s Restricted Stock Units to the bookkeeping account.
4.    Conversion of Restricted Stock Units.
(a)    Except as otherwise provided in this Section 4, if the Restricted Stock Units vest in accordance with these Terms and Conditions, the Grantee shall be entitled to receive payment of the vested Restricted Stock Units within 90 days after the one-year anniversary of the Vesting Date (the one year anniversary of the Vesting Date is referred to as the “Distribution Date”).
(b)    The vested Restricted Stock Units shall be paid earlier than the Distribution Date in the following circumstances:
(i)    If (A) the Restricted Stock Units vest in accordance with Section 2(c) (the Grantee’s death or Disability), or (B) the Grantee dies or incurs a Disability after the Vesting Date but before the Distribution Date, the vested Restricted Stock Units shall be paid within 90 days after the date of the Grantee’s death or Disability, as applicable.
(ii)    If a Change of Control occurs after the Vesting Date but before the Distribution Date, the vested Restricted Stock Units shall be paid within 90 days after the date of the Change of Control.
(iii)    If a Change of Control occurs and the Grantee’s employment terminates upon or within one year after the Change of Control in accordance with Section 2(d)(ii), the vested Restricted Stock Units shall be paid within 90 days after the Grantee’s termination of employment.
(iv)    If a Change of Control occurs and the Grantee’s employment terminates within 90 days prior to the Change of Control in accordance with Section 2(d)(ii), and the Grantee subsequently dies during the Performance Period, the vested Restricted Stock Units shall be paid within 90 days after the date of the Grantee’s death.
(v)    If the Restricted Stock Units vest in accordance with Section 2(d)(iv) (Retirement on or after a Change of Control), the vested Restricted Stock Units shall be paid within 90 days after the Grantee’s Retirement date; provided that, if required by section 409A of the Code, if the Retirement date does not occur within two years after the Change of Control, payment will be made within 90 days after the Distribution Date.
(vi)    Notwithstanding subsections (ii), (iii) and (v), if the Change of Control is not a “change in control event” under section 409A of the Code, and if required by section 409A of the Code, payment will not be made on the dates described in subsections (ii), (iii) and (v) and, instead, will be made within 90 days after the Distribution Date.
(c)    On the applicable payment date, each vested Restricted Stock Unit credited to the Grantee’s account shall be settled in whole shares of Common Stock of the Company equal to the number of vested Restricted Stock Units, subject to (i) the limitation of subsection (d) below, (ii) compliance with the six-month delay described in Section 16 below, if applicable, and (iii) the payment of any federal, state, local or foreign withholding taxes as described in Section 12 below, and subject to compliance with the restrictive covenants in Section 6 below. The obligation of the Company to distribute shares upon vesting shall be subject to the rights of the Company as set forth in the Plan and to all applicable laws, rules, regulations, and such approvals by governmental agencies as may be deemed appropriate by the Committee, including as set forth in Section 14 below.
(d)    Notwithstanding anything in these Terms and Conditions to the contrary, in no event shall the fair market value (as defined in the Plan) of the vested Restricted Stock Units to be distributed exceed $110.52 ($18.42 multiplied by 600%) multiplied by the Target Award of Restricted Stock Units, measured as of the Valuation Date (as defined below). If the fair market value of the vested Restricted Stock Units would exceed this amount, the number of shares of the Company’s Common Stock to be distributed to the Grantee shall be limited to the amount calculated as follows:

•	($18.42 multiplied by 600%) multiplied by the Target Award of Restricted Stock Units,

•	Divided by the fair market value of a share of the Company’s Common Stock on the Valuation Date.
For this purpose, the “Valuation Date” is the Vesting Date for Restricted Stock Units that are payable on or after the Vesting Date. If the Restricted Stock Units are payable before the Vesting Date, the “Valuation Date” is the Grantee’s applicable payment date under this Section 4 (termination date, date of Disability or date of death, as applicable).
(e)    For the avoidance of doubt, the Grantee will forfeit all Restricted Stock Units if the Grantee’s employment is terminated for Cause prior to the Distribution Date or other applicable payment date under this Section 4.
5.    Certain Corporate Changes.
If any change is made to the Common Stock (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, or exchange of shares or any other change in capital structure made without receipt of consideration), then unless such event or change results in the termination of all the Restricted Stock Units granted under these Terms and Conditions, the Committee shall adjust, as provided in the Plan, the number and class of shares underlying the Restricted Stock Units held by the Grantee, the maximum number of shares for which the Restricted Stock Units may vest, and the share price or class of Common Stock for purposes of the TSR performance goals, as appropriate, to reflect the effect of such event or change in the Company’s capital structure in such a way as to preserve the value of the Restricted Stock Units. Any adjustment that occurs under the terms of this Section 5 or the Plan will not change the timing or form of payment with respect to any Restricted Stock Units except in accordance with section 409A of the Code.
6.    Restrictive Covenants.
(a)    In consideration of this Restricted Stock Unit grant, the Grantee agrees to comply with the restrictive covenants and agreements set forth in Section 16 (“Restrictive Covenants”) of the Employment Agreement, all other written restrictive covenants and agreements with the Company, and all confidentiality obligations with respect to the Company under the Company’s Code of Conduct and Ethics, including without limitation non-competition, non-solicitation and confidentiality restrictions (collectively, the “Restrictive Covenants”).
(b)    Nothing in these Terms and Conditions or in the Employment Agreement, including any restrictions on the use of “Confidential Information” and “Trade Secrets” (as defined in the Employment Agreement), shall prohibit or restrict the Grantee from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the Equal Employment Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, or any other federal, state, or local regulatory authority. To the extent permitted by law, upon receipt of any subpoena, court order, or other legal process compelling the disclosure of Confidential Information and Trade Secrets, the Grantee agrees to give prompt written notice to the Company so as to permit the Company to protect its interests in confidentiality to the fullest extent possible.
(c)    The Grantee acknowledges and agrees that in the event the Grantee breaches any of the Restrictive Covenants:
(i)    The Committee may in its discretion determine that the Grantee shall forfeit the outstanding Restricted Stock Units (without regard to whether the Restricted Stock Units have vested), and the outstanding Restricted Stock Units shall immediately terminate, and
(ii)    The Committee may in its discretion require the Grantee to return to the Company any shares of Common Stock received in settlement of the Restricted Stock Units; provided, that if the Grantee has disposed of any shares of Common Stock received upon settlement of the Restricted Stock Units, then the

Committee may require the Grantee to pay to the Company, in cash, the fair market value of such shares of Common Stock as of the date of disposition.   The Committee shall exercise the right of recoupment provided in this Section 6(c)(ii) within 180 days after the Committee’s discovery of the Grantee’s breach of any of the Restrictive Covenants.
(d)    If any portion of the covenants or agreements contained in this Section 6, or the application hereof, is construed to be invalid or unenforceable, the other portions of such covenants or agreements or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions to the fullest extent possible. If any covenant or agreement in this Section 6 is held to be unenforceable because of the duration thereof or the scope thereof, then the court making such determination shall have the power to reduce the duration and limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form. The covenants and agreements contained in this Section 6 shall survive the termination of the Grantee’s employment with the Company or any of its Affiliates.
7.    No Stockholder Rights.
The Grantee has no voting rights, no rights to receive dividends or dividend equivalents, or other ownership rights and privileges of a stockholder with respect to the shares of Common Stock subject to the Restricted Stock Units.
8.    Retention Rights.
Neither the award of Restricted Stock Units, nor any other action taken with respect to the Restricted Stock Units, shall confer upon the Grantee any right to continue in the employ or service of the Company or an Affiliate or shall interfere in any way with the right of the Company or an Affiliate to terminate Grantee’s employment or service at any time.
9.    Cancellation or Amendment.
This award may be canceled or amended by the Committee, in whole or in part, in accordance with the applicable terms of the Plan.
10.    Notice.
Any notice to the Company provided for in these Terms and Conditions shall be addressed to it in care of the Corporate Secretary of the Company, 1601 Market Street, Philadelphia, Pennsylvania 19103-2197, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll system of the Company or an Affiliate thereof, or to such other address as the Grantee may designate to the Company in writing. Any notice provided for hereunder shall be delivered by hand, sent by telecopy or electronic mail, or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage and registry fee prepaid in the United States mail, or other mail delivery service. Notice to the Company shall be deemed effective upon receipt. By receipt of these Terms and Conditions, the Grantee hereby consents to the delivery of information (including without limitation, information required to be delivered to the Grantee pursuant to the applicable securities laws) regarding the Company, the Plan, and the Restricted Stock Units via the Company’s electronic mail system or other electronic delivery system.
11.    Incorporation of Plan by Reference.
These Terms and Conditions are made pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and shall in all respects be interpreted in accordance therewith. The decisions of the Committee shall be conclusive upon any question arising hereunder. The Grantee’s receipt of the Restricted Stock Units awarded under these Terms and Conditions constitutes such Grantee’s acknowledgment that all decisions and determinations of the Committee with respect to the Plan, these Terms and Conditions, and/or the Restricted Stock Units shall be final and binding on the Grantee, his beneficiaries, and any other person having or claiming an interest in such Restricted Stock Units. The settlement of any award with respect to Restricted Stock Units is subject to the provisions of the Plan and to interpretations, regulations, and determinations concerning the

Plan as established from time to time by the Committee in accordance with the provisions of the Plan. A copy of the Plan will be furnished to each Grantee upon request. Additional copies may be obtained from the Corporate Secretary of the Company, 1601 Market Street, Philadelphia, Pennsylvania 19103-2197.
12.    Income Taxes; Withholding Taxes.
The Grantee is solely responsible for the satisfaction of all taxes and penalties that may arise in connection with the Restricted Stock Units pursuant to these Terms and Conditions. At the time of taxation, the Company shall have the right to deduct from other compensation or from amounts payable with respect to the Restricted Stock Units, including by withholding shares of the Company’s Common Stock, an amount equal to the federal (including FICA), state, local and foreign income and payroll taxes and other amounts as may be required by law to be withheld with respect to the Restricted Stock Units, provided that any share withholding shall not exceed the Grantee’s minimum applicable withholding tax rate for federal (including FICA), state, local, and foreign tax liabilities. Without limiting the foregoing, upon vesting of the Restricted Stock Units, the Company may withhold shares subject to the vested Restricted Stock Units to cover the minimum applicable withholding for FICA tax and related income tax liabilities.
13.    Governing Law.
The validity, construction, interpretation, and effect of this instrument shall exclusively be governed by, and determined in accordance with, the applicable laws of the State of Delaware, excluding any conflicts or choice of law rule or principle. The Grantee irrevocably and unconditionally (a) agrees that any legal proceeding arising out of these Terms and Conditions may be brought only in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Philadelphia County, Pennsylvania, (b) consents to the sole and exclusive jurisdiction and venue of such court in any such proceeding, and (c) waives any objection to the laying of venue of any such proceeding in any such court. The Grantee also irrevocably and unconditionally consents to the service of any process, pleadings, notices, or other papers.
14.    Grant Subject to Applicable Laws and Company Policies.
These Terms and Conditions shall be subject to any required approvals by any governmental or regulatory agencies. This award of Restricted Stock Units shall also be subject to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time. Notwithstanding anything in these Terms and Conditions to the contrary, the Plan, these Terms and Conditions, and the Restricted Stock Units awarded hereunder shall be subject to all applicable laws, including any laws, regulations, restrictions, or governmental guidance that becomes applicable in the event of the Company’s participation in any governmental programs, and the Committee reserves the right to modify these Terms and Conditions and the Restricted Stock Units as necessary to conform to any restrictions imposed by any such laws, regulations, restrictions, or governmental guidance or to conform to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time. As a condition of participating in the Plan, and by the Grantee’s acceptance of the Restricted Stock Units, the Grantee is deemed to have agreed to any such modifications that may be imposed by the Committee, and agrees to sign such waivers or acknowledgments as the Committee may deem necessary or appropriate with respect to such modifications.
15.    Assignment.
These Terms and Conditions shall bind and inure to the benefit of the successors and assignees of the Company. The Grantee may not sell, assign, transfer, pledge, or otherwise dispose of the Restricted Stock Units, except to a Successor Grantee in the event of the Grantee’s death.
16.    Section 409A.
This award of Restricted Stock Units is intended to comply with the applicable requirements of section 409A of the Code and shall be administered in accordance with section 409A of the Code. Notwithstanding anything in these Terms and Conditions to the contrary, if the Restricted Stock Units constitute “deferred compensation” under section 409A of the Code and the Restricted Stock Units become vested and settled upon the Grantee’s termination of employment, payment with respect to the Restricted Stock Units shall be delayed for a period of six months after the Grantee’s termination of employment if the Grantee is a “specified employee” as defined under section 409A of the Code (as determined by the Committee) and if required pursuant to section 409A of the Code. If payment is delayed, the shares of Common Stock of the Company shall be distributed within 30 days of the date that is the six-month anniversary of the Grantee’s termination of employment. If the Grantee dies during the six-month delay, the shares shall be distributed in accordance with the Grantee’s will or under the applicable laws of descent and distribution. Notwithstanding any provision to the contrary herein, payments made with respect to this award of Restricted Stock Units may only be made in a manner and upon an event permitted by section 409A of the Code, and all payments to be made upon a termination of employment hereunder may only be made upon a “separation from service” as defined under section 409A of the Code. To the extent that any provision of these Terms and Conditions would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of the Restricted Stock Units to fail to satisfy the requirements of section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law. In no event shall a Grantee, directly or indirectly, designate the calendar year of payment.
IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute and attest this instrument, and the Grantee has placed his signature hereon, effective as of the Grant Date set forth above.

RADIAN GROUP INC.

By:/s/ Anita Scott
Name: Anita Scott
Title: SVP, Chief Human Resources Officer

I hereby accept this award of Restricted Stock Units and (a) acknowledge receipt of the Plan incorporated herein, (b) acknowledge that I have read the Award Summary delivered in connection with this grant of Restricted Stock Units and these Terms and Conditions and understand the terms and conditions of them, (c) accept the award of the Restricted Stock Units described in these Terms and Conditions, (d) agree to be bound by the terms of the Plan and these Terms and Conditions, and (e) agree that all decisions and determinations of the Committee with respect to the Restricted Stock Units shall be final and binding.

Agreed to and Accepted By Grantee:

Signature: /s/ S. A. Ibrahim

Print Name: S. A. Ibrahim

Date: 10/2/15

Schedule A
Performance Goals
1.Calculation of TSR. Vesting of the Restricted Stock Units will be based on the following performance results: (i) the relative total shareholder return (“TSR”) for the Performance Period, which means the Company’s TSR relative to the median TSR of the Peer Group (as defined in Section 2(d) below), as set forth in Section 2 below, and (ii) the Company’s TSR for the Performance Period (“Company Absolute TSR”), as set forth in Section 3 below. At the end of the Performance Period, the TSR for the Company, and for each company in the Peer Group, shall be calculated by dividing the Closing Average Share Value (as defined below) by the Opening Average Share Value (as defined below).
(a)    The term “Closing Average Share Value” means the average value of the common stock, including Accumulated Shares, for the 20 trading days ending on the last day of the Performance Period (i.e., the 20 trading days ending on and including July 9, 2018), which shall be calculated as follows: (i) determine the closing price of the common stock on each trading date during the 20-day period, (ii) multiply each closing price by the Accumulated Shares as of that trading date, and (iii) average the amounts so determined for the 20-day period.
(b)    The term “Opening Average Share Value” means the average value of the common stock, including Accumulated Shares, for the 20 trading days ending on the first day of the Performance Period (i.e., the 20 trading days ending on and including July 9, 2015), which shall be calculated as follows: (i) determine the closing price of the common stock on each trading day during the 20-day period, (ii) multiply each closing price by the Accumulated Shares as of that trading date, and (ii) average the amounts so determined for the 20-day period.
(c)    The term “Accumulated Shares” means, for a given trading day, the sum of (i) one share and (ii) a cumulative number of shares of the company’s common stock purchased with dividends declared on a company’s common stock, assuming same day reinvestment of the dividends in the common stock of a company at the closing price on the ex-dividend date. The calculations under this Schedule A shall include ex-dividend dates between June 11, 2015 and the trading day.
2.    Relative TSR Vesting Percentage.
(a)    Subject to Sections 3 and 5, the number of Restricted Stock Units that will vest for the Performance Period shall be determined by multiplying the Target Award by the Relative TSR Vesting Percentage, as determined under this Section 2.
(b)    The Relative TSR Vesting Percentage will be determined based on the Company’s TSR as compared to the median TSR of the companies in the Peer Group for the Performance Period (the “Median Peer Group TSR”) as follows:

Performance (increments of +/- point differential)	Relative TSR Vesting Percentage
Maximum at 50% above Median	200%
+1% Company TSR above Median	102%
Median Peer Group TSR	100%
-1% Company TSR below Median	97%
Threshold at -34% below Median	0%

(i)    If the Company’s TSR exceeds the Median Peer Group TSR, the Relative TSR Vesting Percentage will increase by 2% above 100% (but not in excess of 200%) for every 1% by which the Company’s TSR exceeds the Median Peer Group TSR.

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(ii)    If the Company’s TSR is less than the Median Peer Group TSR, the Relative TSR Vesting Percentage will be below 100%, in an amount such that there is a 3% reduction for every 1% by which the Company’s TSR is less than the Median Peer Group TSR. There is no vesting if the Company’s TSR is less than 34% of the Median Peer Group TSR.
(iii)    If the Company’s TSR rank falls between the measuring points, the Company’s TSR rank will be rounded to the nearest whole percentage point.
(c)    The companies in the Peer Group will be determined on the first day of the Performance Period for purposes of the TSR calculation and will be changed only in accordance with Section 2(d) below. No company shall be added to the Peer Group during the Performance Period for purposes of the TSR calculation.
(d)    The term “Peer Group ” means MGIC Investment Corporation, Essent Group Ltd., NMI Holdings, Inc., and the companies listed on the NASDAQ Financial Index as of the first day of the Performance Period (i.e., July 9, 2015) and will be subject to change as follows:
(i)    In the event of a merger, acquisition or business combination transaction of a company in the Peer Group in which the company in the Peer Group is the surviving entity and remains publicly traded, the surviving entity shall remain a company in the Peer Group. Any entity involved in the transaction that is not the surviving company shall no longer be a company in the Peer Group.
(ii)    In the event of a merger, acquisition or business combination transaction of a company in the Peer Group, a “going private” transaction or other event involving a company in the Peer Group or the liquidation of a company in the Peer Group, in each case where the company in the Peer Group is not the surviving entity or is no longer publicly traded, the company shall no longer be a company in the Peer Group.
(iii)    Notwithstanding the foregoing, in the event of a bankruptcy of a company in the Peer Group where the company in the Peer Group is not publicly traded at the end of the Performance Period, such company shall remain a company in the Peer Group but shall be deemed to have a TSR of negative 100% (-100%).
3.    Company Absolute TSR Vesting Percentage. After the Relative TSR Vesting Percentage is determined, as described in Section 2 above, the Company Absolute TSR for the Performance Period will be evaluated to determine the actual number of Restricted Stock Units that vest (the “Final Payout Percentage”), as follows:
(a)    The Final Payout Percentage will be capped at 125% if the Company fails to achieve a Company Absolute TSR of at least 25%;
(b)    The Final Payout Percentage will be capped at 50% if the Company Absolute TSR is negative; and
(c)    The Final Payout Percentage will be 0% if (i) the Company Absolute TSR is negative 25% or lower and (ii) the Company Absolute TSR does not equal or exceed the Median Peer Group TSR.
4.    General Vesting Terms. Any fractional Restricted Stock Unit resulting from the vesting of the Restricted Stock Units in accordance with these Terms and Conditions shall be rounded down to the nearest whole number. Any portion of the Restricted Stock Units that does not vest as of the end of the Performance Period shall be forfeited as of the end of the Performance Period.
5.    Maximum Vesting and Payment. In no event shall the maximum number of Restricted Stock Units that may be payable pursuant to these Terms and Conditions exceed 200% of the Target Award. In addition, notwithstanding anything in this Schedule A to the contrary, in no event shall the fair market value of the vested Restricted Stock Units to be distributed on the applicable Valuation Date exceed $110.52 ($18.42 multiplied by 600%) multiplied by the Target Award of Restricted Stock Units, as described in Section 4(d) of the Terms and Conditions.

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